EXHIBIT 21.1

Subsidiaries of the Company

1.  IDC Systems, Inc.
2.  Wilkinson Company, Inc.
3.  Hesco Sales Inc.
4.  United Truck and Body Corporation-subsidiary of Hesco
5.  Hesco Export Inc.
6.  BesPac Inc.
7.  Devivo Industries Inc.
8.  Ecological Technologies Inc.
9.  KE Corp.
10. American Gooseneck Inc.
11. Acme Chute Sales, Inc.
12. Recycltech Ltd.